Exhibit 17.2

November 14, 2007

Board of Directors
Verbena Pharmaceuticals Inc.
270 Presidential Drive
Wilmington, DE 19807

Re: Resignation as President and Secretary

To the Board of Directors:

Please be advised that I hereby resign as President and Secretary of Verbena Pharmaceuticals Inc. (the “Company”), effective upon the consummation of the transactions contemplated under that certain Common Stock Purchase Agreement by and between the Company and Genesis Holdings, Inc., dated November 14, 2007.

Very truly yours,

/s/ Randy Milby

Randy Milby